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                                                                EXHIBIT T3E.29

                  IN THE UNITED STATES BANKRUPTCY COURT
                  FOR THE EASTERN DISTRICT OF LOUISIANA

In the Matter of:                      :                  No. 95-14545
                                       :                  Section A
HARRAH'S JAZZ COMPANY,                 :
                                       :                  JOINTLY ADMINISTERED
                      Debtor.          :                  WITH
---------------------------------      :
                                       :
In the Matter of:                      :                  No. 95-14544
                                       :                  Section A
HARRAH'S JAZZ FINANCE CORP.,           :
                                       :
                      Debtor.          :                  Chapter 11
                                       :                  Reorganization


                             NOTICE TO BONDHOLDERS


                     RE: 14-1/4% FIRST MORTGAGE NOTES DUE 2001
                          CUSIP #413623-AA-7 ("OLD NOTES")
                         ---------------------------------

     The United States Bankruptcy Court for the Eastern District of Louisiana has entered an Order approving the Third Amended Joint Plan Of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified Through October 13, 1998 (the "Plan") proposed by Harrah's Jazz Company, Harrah's Jazz Finance Corp. (together, the "Debtors") and others. Each capitalized term used in this Notice and not otherwise defined herein has the meaning set forth in the Plan.

NOTICE IS HEREBY GIVEN THAT, PURSUANT TO THE PLAN:

     A. On the Effective Date of the Plan (which the Debtors currently estimate will occur on or about October 30, 1998), all Old Notes will be canceled. In exchange for the Old Notes, ALL RECORD HOLDERS AS OF THE EFFECTIVE DATE will receive (among other rights granted under the Plan), on account of each $1,000 in principal amount of Old Notes held as of the Effective Date:

         (1)   $431 in principal amount of New Bonds,
         (2)   a Pro Rata Share of the New Contingent Bonds, and
         (3)   8.529 shares of Class A New Common Stock.

     B. In addition, ALL BENEFICIAL OWNERS OF OLD NOTES AS OF MAY 5, 1997 (the "Release Pool Record Date") who timely executed and delivered the releases and proofs of ownership previously distributed to them, will receive from the Release Pool on account of each $1,000 in principal amount of Old Notes owned as of the Release Pool Record Date, approximately 3.63 shares of additional Class A New Common Stock.


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                       NOTICE TO BONDHOLDERS (CONTINUED)

A current holder of Old Notes will NOT receive a distribution from the Release Pool UNLESS:

         (1) such current holder of Old Notes also was the beneficial owner of the Old Notes on the Release Pool Record Date (May 5, 1997), and timely executed and delivered to the Balloting Agent a release and proof of ownership as to those Old Notes, OR

         (2) the current holder of Old Notes has made independent arrangements with a seller of the Old Notes who meets the criteria of subsection (1) above for delivery of the Release Pool distribution to the current holder.

     C. Requests for information regarding the distribution of securities from the Release Pool should be addressed to: D.F. KING & CO., 77 WATER STREET, NEW YORK, NY 10005-4495, TEL: (800) 847-4870.


Dated: October 21, 1998

Vincent E. Lazar, Esq.                      William H. Patrick, III, Esq.
Jenner & Block                              William H. Patrick, III, APLC
One IBM Plaza                               10636 Linkwood Drive
Chicago, IL 60611                           Baton Rouge, LA 70810


Counsel for Harrah's Jazz Company
and Harrah's Jazz Finance Corp.